Exhibit 99.1

UMB Financial Corporation News Release

1010 Grand Boulevard

Kansas City, MO 64106

816.860.7000

umb.com

//FOR IMMEDIATE RELEASE//

Media Contact: Cynthia Simpson: 816.860.5637

Investor Relations Contact: Kay Gregory: 816.860.7106

UMB Financial Corporation Announces Full Redemption of Its Series A Preferred Stock; Nasdaq UMBFP

June 12, 2025

KANSAS CITY, MO. —(Business Wire)— UMB Financial Corporation (the “Company”) (Nasdaq: UMBF), a financial services company, announced today that it will redeem all outstanding shares of the Company’s 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share (“Series A Preferred Stock”).

All 11,500 outstanding shares of the Series A Preferred Stock (CUSIP: 902788 306) will be redeemed at a price of $10,000 per share of preferred stock on the dividend payment date of July 15, 2025.

Regular dividends on the outstanding shares of the Series A Preferred Stock of $175 per share will be paid separately on July 15, 2025, to holders of record as of the close of business on June 30, 2025, in the customary manner. Accordingly, the redemption price for the Series A Preferred Stock will not include any accrued and unpaid dividends. On and after the redemption date, all dividends on the shares of Series A Preferred Stock will cease to accrue.

The Series A Preferred Stock is held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series A Preferred Stock will be made by Computershare Trust Company, N.A., as redemption agent, in accordance with the Deposit Agreement and the Redemption Agent Agreement that govern the redemption of the Series A Preferred Stock. The address for the redemption agent is as follows:

Computershare Trust Company, N.A. Attn:

Corporate Actions

150 Royall St.

Canton, MA 02021

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Missouri. UMB offers commercial banking, which includes comprehensive deposit, lending, investment and retirement plan services; personal banking, which includes comprehensive deposit, lending, wealth management and financial planning services; and institutional banking, which includes asset servicing, corporate trust solutions, investment banking and healthcare services. UMB operates branches throughout Missouri, Arizona, California, Colorado, Iowa, Kansas, Illinois, Minnesota, Nebraska, New Mexico, Oklahoma, Texas, and Wisconsin. As the company’s reach continues to grow, it also serves business clients nationwide and institutional clients in several countries. For more information, visit UMB.com, UMB Blog, UMB Facebook and UMB LinkedIn.